Exhibit 10.31
Execution Final
NOTE PURCHASE AGREEMENT
between
REALPAGE, INC.
and
HV CAPITAL INVESTORS, L.L.C.
Dated
August 1, 2008

-i-

EXHIBIT A — PROMISSORY NOTE
EXHIBIT B — SECURITY AGREEMENT
EXHIBIT C — SUBORDINATION AGREEMENT
EXHIBIT D — SCHEDULE OF EXCEPTIONS

NOTE PURCHASE AGREEMENT
     This Note Purchase Agreement, dated as of August 1, 2008 (this “Agreement”), is entered into by and between RealPage, Inc. a Delaware corporation located at 4000 International Parkway, Carrollton, TX 75007 (the “Company”), and HV Capital Investors, L.L.C., a Michigan limited liability company located at 7 West Square Lake Road, Suite 122, Bloomfield Hills, Michigan 48302 (“Investor”).
     1. Purpose. On the terms and subject to the conditions set forth herein, Investor is willing to purchase from the Company and the Company is willing to sell to Investor Secured Promissory Notes (collectively, the “Notes” or individually, a “Note”) to be issued by the Company in the aggregate amount of $10,000,000.
     2. Definitions. As used in this Agreement the following terms shall have the following respective meanings:
     “Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel.
     “Accredited Investor” shall mean any person that is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act.
     “Adjusted EBITDA” shall mean net income, plus interest expense, plus taxes (if any; and other that real property and personal property taxes), plus depreciation, plus amortization, plus stock based compensation, plus unearned revenue purchase accounting adjustments, plus or minus a deferred revenue adjustment, measured on an annualized trailing three (3) month basis.
     “Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean: With respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition,
(i)	control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(ii)	the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and

(iii)	"Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a

Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “Ancillary Agreements” shall mean, collectively, any agreements or certificates executed by the Company and delivered at or prior to each Closing in connection with the transactions contemplated by this Agreement and shall include, without limitation, the Notes and Security Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
     “Company’s knowledge,” “knowledge of the Company” and words of similar import shall mean the knowledge of the Company and its directors, officers and each shareholder who owns five percent (5%) or more of Company stock after having made due investigation and reasonable inquiry for such matter(s) or constructive knowledge of information in Company’s records over which such director or officer had domain or control to which the matter(s) relate.
     “Contingent Obligations” shall mean, as applied to any Person, any liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum monetary amount of the obligations under the guarantee or other support arrangement.
     “Customer Contracts” shall mean the legal agreement, which includes licenses, sublicenses, agreements and permissions, pursuant to which Company has granted to customers the right to use and access Company goods and services.
     “Employee Benefit Plans” shall have the meaning set forth in Section 6.14 hereof.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” shall mean the Securities Exchange Act of 1934.

     “Excess Cash” shall mean all cash in excess of $1,500,000 on Company’s current balance sheet as of the date that Excess Cash is calculated.
     “Financial Statements” shall have the meaning set forth in Section 6.5 hereof.
     “Funded Debt” shall mean (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letter of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital leases, (d) all Contingent Obligations, and (e) all liabilities incurred by Company in connection with any acquisition to be settled in cash by Company of other entities (for example, seller notes and earn out liabilities).
     “GAAP” shall mean United States generally accepted accounting principles.
     “Improvements” shall have the meaning set forth in Section 6.8.3 hereof.
     “Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.
     “IRS” shall mean the United States Internal Revenue Service.
     “Leased Real Property” shall have the meaning set forth in Section 6.8.2 hereof.
     “Leases” shall means all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company uses and occupies any Leased Real Property.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     “Licenses” shall have the meaning set forth in Section 6.17 hereof.
     “Lien” shall mean any security interest, pledge, mortgage, lien, charge, or other encumbrance, including any Tax lien.
     “Losses” shall mean any loss, cost, liability, damage, penalty, fine, judgment, claim or expense (including reasonable attorneys’ fees).
     “Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, or development that is or could be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations, or on the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether Investor has knowledge of such effect, change or development).
     “Most Recent Financial Statements” shall have the meaning set forth in Section 6.5 hereof.
     “Most Recent Fiscal Month End” shall have the meaning set forth in Section 6.5 hereof.
     “Most Recent Fiscal Year End” shall have the meaning set forth in Section 6.5 hereof.
     “OpsTechnology Acquisition” means the acquisition of all of the issued and outstanding securities of OpsTechnology, Inc., such acquisition to take the form of a merger between an acquisition vehicle created by RealPage and OpsTechnology, Inc.
     “Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
     “Owned Real Property” shall have the meaning set forth in Section 6.8.1 hereof.
     “Permitted Liens” shall mean the following: (a) Liens by Senior Lender; (b) Liens arising under this Agreement or the Ancillary Agreements; (c) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Company’s maintains adequate reserves, provided the same have no priority over any of Investor’s security interests; (d) Liens arising under capital and operating leases; (e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (f) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Notes; (g) Liens in favor of other financial institutions arising in connection with Company’s deposit accounts held at such institutions, provided that Investor has a perfected security interest in the amounts held in such deposit accounts; and (h) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on Company.

     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.
     “Qualified Public Offering” means a firmly underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended covering the offer and sale of the Company’s Common Stock.
     “Purchase Price” shall have the meaning set forth in Section 3.1 hereof.
     “Real Property” shall mean the Owned Real Property and the Leased Real Property, collectively.
     “Recurring Revenue” shall mean that revenue classified as total software and on demand revenue by the Company, measured on an annualized trailing three (3) month basis. Recurring Revenue was $52.5 million in 2006 and $74.4 million in 2007.
     “Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any U.S. Taxing Authority or foreign taxing authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
     “Senior Lender” shall mean the lender of Senior Debt, whether such lender be Comerica Bank or another lender.
     “Senior Debt” shall mean the senior secured debt of Company due to any commercial lender provided that in no event shall the total amount of such debt cause Company to not comply with the financial covenant stated in Section 8.1.1 of this Agreement.
     “Shareholder(s)” shall mean each of the Persons holding shares of the Company’s capital stock or any debt instrument, warrant, option or other instrument convertible into shares of the Company’s capital stock.
     “StarFire Spin-off” means the distribution to StarFire Media, Inc., a Delaware corporation that is wholly owned by RealPage, of certain assets of RealPage, and the purchase by RealPage of up to $2,000,000 of common stock of StarFire Media, Inc. and four (4) subsequent quarterly investments in the common stock of StarFire Media, Inc. in traunches of $1,000,000 each.
     “Taxes” shall mean all taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

     “U.S. Taxing Authority” shall mean any taxing authority of the United States of America, any state thereof or the District of Columbia and any local governmental subdivision thereof.
     3. The Notes.
          3.1 Issuance of Notes. In reliance upon the representations, warranties and covenants of the parties set forth herein, the Company agrees to issue, sell and deliver to Investor, and Investor agrees to purchase from the Company, a Note in the amount of $5,000,000 (the “Purchase Price”). The Purchase Price for such Note shall be payable in immediately available funds upon execution of this Agreement. The issuance of such Note shall occur simultaneously with the payment by Investor of the Purchase Price for the Note (the “Closing”).
     At anytime on or before September 2, 2008, the Company may by written notice request that Investor purchase an additional Note in the amount of $5,000,000 (such amount shall be treated as additional Purchase Price hereunder) (the “Additional Note”). Subject to the terms and conditions of this Agreement, Investor shall purchase the Additional Note from the Company and the closing of such Note purchase shall be deemed to be a “Closing” for all purposes under this Agreement. Accordingly, the Closing for the purchase by Investor of the Additional Note shall be subject to: (i) the Company’s full compliance with all of the conditions to such Closing under Section 5, (ii) the representations and warranties under Section 6 shall be true and correct as such Closing, and (iii) all other terms and conditions under this Agreement relating to a Closing shall apply.
          3.2 Terms of the Notes. The terms and conditions of the Notes are set forth in the form of Note attached as Exhibit A hereto and are subject to the terms of the Security Agreement between the parties attached hereto as Exhibit B (the “Security Agreement”).
          3.3 Delivery. The Company will deliver to Investor the Notes to be purchased by Investor against receipt by the Company of the Purchase Price for such Note.
     4. Closings.
          4.1 Closing. In reliance upon the representations, warranties and covenants of the parties set forth herein and payment of the Purchase Price, at each Closing the Company shall issue to Investor a Note in the face amount of $5,000,000.
          4.2 Facility Fee. At each Closing, the Company shall pay Investor a facility fee equal to two percent (2%) of the total amount of the Note issued to Investor under such Closing (less, for the first Closing hereunder, the $15,000 deposit paid by the Company to Investor). The facility fee payable under this Section 4.2 shall be deducted from the amount payable by Investor to the Company under Section 3 above.
          4.3 Investor Expenses. At each Closing, the Company shall reimburse Investor for all reasonable expenses, including, without limitation, legal and accounting fees incurred by Investor in connection with each Closing and all subsequent actions taken by Investor which are in any way in connection with this Agreement or any Ancillary Agreement (including, without limitation, any amendments to this Agreement or any Ancillary Agreement, investigations of the Company deemed necessary or advisable by Investor, any further actions deemed necessary or advisable by Investor in order to perfect, support or enforce any security interest held by Investor against the Company); provided, however, Company’s reimbursement to Investor for all such Investor costs and expenses related to Closing, including without limitation those expenses set forth in this Section 4.3, shall be not more than $50,000 (“Closing Cost Reimbursement Cap”). The Closing Cost Reimbursement Cap shall not apply to any costs or expenses subsequent to the first Closing. The expenses payable under this Section 4.3 which accrue prior to each Closing shall be deducted from the amount payable by Investor to the Company under Section 3 above.
          4.4 Use of Proceeds. The Company shall use the proceeds from the sale of the Note under each Closing (i) to partially fund the OpsTechnology Acquisition, (ii) for working capital, or (iii) for general corporate purposes.
          4.5 Senior Debt. The Company has borrowed up to $25,000,000 from Comerica Bank. Upon the first Closing, the Company, Investor and Senior Lender shall execute and deliver a Subordination Agreement in the form attached hereto as Exhibit C (“Subordination Agreement”).
     5. Conditions of Investor’s Obligations at each Closing. The obligations of Investor to the Company under this Agreement are subject to the fulfillment, on or before each Closing, of each of the following conditions, unless otherwise waived:
          5.1 Documentation. The Company shall execute and deliver this Agreement and each Ancillary Agreement to Investor and all such agreements shall be in full force and effect as of each Closing. The Subordination Agreement and any other Ancillary Agreement executed by any Person other than the Company shall be executed and delivered by each such Person to Investor.
          5.2 Representations and Warranties. The representations and warranties of the Company contained in Section 6 shall be true and correct in all material respects on and as of each Closing.
          5.3 Performance. The Company and all other Persons party to this Agreement and/or any Ancillary Agreements shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and/or any Ancillary Agreements, as applicable, that are required to be performed or complied with by it on or before each Closing.
          5.4 Qualifications. Other than applicable securities law filings, all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note pursuant to this Agreement shall be obtained and effective as of each Closing.
          5.5 No Prohibition. No injunction or restraining order shall be in effect prohibiting the subject Closing.
          5.6 Compliance Certificate. The CFO of the Company shall deliver to Investor at each Closing a certificate certifying that the conditions specified in Sections 5.1 through 5.5 have been fulfilled.

          5.7 Company Certificate. A certificate from the Company, dated as of each Closing and signed by the Secretary of the Company, certifying (i) that the attached copies of the Certificate of Incorporation and Bylaws of the Company, and resolutions of the Boards of Directors of the Company approving this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated thereby are all true, complete and correct, have not been amended or modified and are in full force and effect, (ii) that the attached copies of the executed Senior Debt Documents are all true, complete and correct, have not been amended or modified and are in full force and effect, (iii) that attached are certificates issued by the appropriate governmental authorities, evidencing as of a date not more than ten (10) business days prior to each Closing the good standing of the Company in its jurisdiction of incorporation or organization (iv) the incumbency and specimen signature of each officer of the Company executing this Agreement and/or any Ancillary Agreement on behalf of the Company and (v) as to any other matters reasonably requested by Investor.
     6. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that, except as stated in the Schedule of Exceptions attached hereto as Exhibit D, the following representations and warranties are true and correct as of the date hereof and will be true and correct as of each Closing:
          6.1 Incorporation; Authorization; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by the Company, or the nature of the business conducted by the Company makes such qualification necessary. The Company has all requisite power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. The Company has delivered to Investor true and complete copies of the Certificate of Incorporation and the bylaws of the Company (as amended to date). The Company has full power and authority, to execute and deliver this Agreement and the Ancillary Agreements to Investor and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of the Company. This Agreement has been, and when executed and delivered the Ancillary Agreements to which each of them is are a party will be, duly executed and delivered by the Company and constitute and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the effects of general equitable principles, including the availability of specific performance, injunctive relief or other equitable remedies.
          6.2 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which the Company or, to Company’s knowledge, any Shareholder is a party or to which the Company or, to Company’s knowledge, any Shareholder or any of their respective property is subject; (b) result in the creation of any Lien upon, or any person obtaining the right to acquire any properties, assets or rights of the Company or, to Company’s knowledge, any Shareholder; (c) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which the Company or, to Company’s knowledge, any Shareholder or any of their respective property is subject; (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (e) conflict with or result in any breach of any of the provisions of the Company’s Certificate of Incorporation, bylaws or other organizational documents.
          6.3 Capitalization. Schedule 6.3 contains the true and accurate capitalization of the Company, including, without limitation, the authorized capital stock of the Company, the issued and outstanding capital stock of the Company, each holder of the capital stock of the Company, and identification of any debt instrument, warrant, option or other instrument convertible into shares of the Company’s capital stock and the name of the holder of each such instrument.
          6.4 Joint Ventures. There are no corporations, partnerships, joint ventures, limited liability companies or other entities in which the Company or any Shareholder, directly or indirectly, has an interest and through which any part of the Company’s business is conducted.
          6.5 Financial Statements. Schedule 6.5 hereto contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the balance sheets and related statements of income and cash flows of the Company for the fiscal years ended December, 2006 and December, 2007 (the "Most Recent Fiscal Year End”), and (b) the balance sheet and related statements of income and cash flows of the Company (the “Most Recent Financial Statements”) as of and for the sixth (6) month period ended June 30, 2008 (the “Most Recent Fiscal Month End"). All Financial Statements are in accordance with the books and records of the Company, and such books and records of the Company are true and complete. Each of the balance sheets included in the Financial Statements fairly presents the financial position of the Company’s business as of its date, and each of the related statements of income and cash flows included within the Financial Statements fairly presents the results of operations and cash flows of the Company’s business as of its date. All Financial Statements have been prepared in conformity with GAAP, consistently applied.
          6.6 Undisclosed Liabilities. Except as disclosed on Schedule 6.6 hereto, the Company does not have any Liability, nor is there any Liability for which the Company is or may become liable, contingently or otherwise, which is not accrued or reserved against in the Most Recent Financial Statements, except for current Liabilities which were incurred in the Ordinary Course of Business after the Most Recent Fiscal Month End and which are consistent in nature and amount with the Liabilities shown on the Most Recent Financial Statements, or which in aggregate, do not exceed $25,000.

          6.7 Absence of Certain Changes. Except as disclosed on Schedule 6.7 hereto, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change with respect to the Company.
          6.8 Real Property.
               6.8.1 Schedule 6.8.1 sets forth the address and legal description of each parcel of real property owned by the Company (the “Owned Real Property”). With respect to each parcel of Owned Real Property, the Company has good, valid and marketable indefeasible fee simple title, free and clear of all Liens except for Permitted Liens.
               6.8.2 Schedule 6.8.2 sets forth the address of each parcel of real property leased by the Company (the “Leased Real Property”) and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (y) as limited by laws relating to the effects of general equitable principles, including the availability of specific performance, injunctive relief or other equitable remedies.; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following each Closing; (iii) to the Company’s knowledge, the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (iv) neither the Company nor, to the Company’s knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease by Landlord; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) the Company has not collaterally assigned or granted any other Lien, other than Permitted Liens, in such Lease or any interest therein.
               6.8.3 The Real Property comprises all of the real property used in, or otherwise related to, the businesses conducted by the Company.
          6.9 Litigation; Orders. Except as disclosed on Schedule 6.9 hereto, there is no Action (including, without limitation any workers compensation claims) pending or, to the Company’s knowledge, threatened against the Company and the Company knows of any basis in fact for any such Action. Except as disclosed on Schedule 6.9 hereto, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company that would interfere with the conduct of the Company’s business as presently conducted or prevent or delay the transactions contemplated in this Agreement.

          6.10 Intellectual Property.
                 6.10.1 The Company owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its businesses as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to each Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to each Closing. The Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.
                 6.10.2 The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the Company’s knowledge there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.
                 6.10.3 Schedule 6.10.3 hereto identifies each United States and foreign patent or registration which has been issued to the Company with respect to any Intellectual Property, identifies each United States and foreign pending patent application or application for registration which the Company has made with respect to any Intellectual Property, and, other than for Customer Contracts, identifies each license, sublicense, agreement, or other permission which the Company has granted to any third party with respect to any Intellectual Property (together with any exceptions). The Company has delivered to Investor correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 6.10.3 also identifies each registration or application for registration with the United States Patent and Trademark Office and all unregistered trademarks, service marks, trade names, corporate names, as well as all registered Internet domain names, and computer software items (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $51,000 per computer software application) and each material registration or application for registration of each material unregistered copyright used by the Company.
                 6.10.4 Schedule 6.10.4 hereto identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $5,000 per computer software application). The Company has delivered or made available to Investor correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).
          6.11 Employment and Labor Matters. The Company is not a party to or subject to any collective bargaining agreement or other agreement with a labor union. No representation petition respecting the employees of the Company has been filed with the National Labor Relations Board and, to the Company’s knowledge, there is no current effort to organize the employees of the

Company into any collective bargaining unit or any solicitation of them to join any labor organization. The Company is in compliance with all applicable laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, and wages and hours.
          6.12 Compliance with Laws. The Company has complied with all applicable material laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every federal, state, local, and foreign governmental authority (and all agencies thereof) having jurisdiction, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.
          6.13 Contracts. Schedule 6.13 hereto lists contracts, agreements and commitments, whether written or oral, to which the Company is a party that represent annual expenses of $1,500,000 or higher.
          6.14 Licenses, Approvals, Other Authorizations. Schedule 6.14 hereto lists all licenses, permits or other governmental authorizations issued to the Company by any governmental authority or agency that are necessary for the conduct of the Company’s business as presently conducted (the “Licenses”), other than for those Licenses, the failure of which to possess by Company would not result in an Material Adverse Effect. To the Company’s knowledge, the Company possesses or has been granted, all Licenses necessary for the conduct of the Company’s business as presently conducted. Except as noted on Schedule 6.14 hereto, all such Licenses are in full force and effect. Except as noted on Schedule 6.14 hereto, no proceeding is pending or, to the Company’s knowledge, threatened seeking the revocation or limitation of any License.
          6.15 Environmental Matters. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (i) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (ii) any petroleum products or nuclear materials. The Company has received no notification that it has been identified as a potentially responsible party in connection with response costs incurred at any site.
          6.16 Taxes.
                 6.16.1 The Company has duly filed all Returns required to be filed by the Company. All such Returns are true and correct, and all Taxes (whether or not shown on any

Return) due in connection with such Returns or otherwise due have been paid in full or provision for their payment has been made in the Most Recent Financial Statements.
                 6.16.2 None of the properties or assets of the Company is or at each Closing will be encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and there are no grounds for the assertion or assessment of any Liens against any of the properties or assets of the Company in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).
                 6.16.3 There is no Action or proceeding or unresolved claim for assessment or collection, pending or, to the Company’s knowledge, threatened, by, or present dispute with, the United States or any other taxing authority for assessment or collection from the Company of any Taxes of any nature (or any Shareholder with respect to Tax matters relating to the Company).
          6.17 Accounts Receivable. All accounts receivable of the Company are reflected properly on its books and records, are valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, are subject to no setoffs, counterclaims or disputes, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Financial Statements.
          6.18 Insurance. Schedule 6.18 sets forth a true, correct and complete list of all material insurance policies or programs of the Company in effect as of the date hereof, and indicates the insurer’s name, policy number, expiration date, amount of coverage, type of coverage and annual premiums, and also indicates any self-insurance program that is in effect. All such policies are in full force and effect and are underwritten by financially sound and reputable insurers. All such policies will remain in full force and effect after and will not terminate or lapse by reason of, the consummation of the consummation of the transactions contemplated hereby. In addition to insurance requirements set forth in that certain Security Agreement dated August 1, 2008 by and between Company and Investor and as may be set forth in any other loan documents between Company and Investor, Company shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Company’s and reasonably satisfactory to Investor. Such insurance policies are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party and insure the Company’s business against such casualties and contingencies in such amounts, types and forms as are appropriate for the Company’s business and as are usual and customary in the industry of which it is a part. Except as set forth on Schedule 6.18 hereto, there are no outstanding claims by the Company under any such insurance policies. The Company has not been refused any insurance nor has the Company’s coverage been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. The Company has timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by the Company is not covered by the applicable policy relating to such claim. Schedule 6.18 hereto describes any self-insurance arrangements affecting the Company.
          6.19 Accuracy of Information; Full Disclosure. No representation, warranty or other statement made by Company in any certificate or written statement furnished by Investor pursuant to this Agreement taken together with all such certificates and written statements furnished to Investor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained such certificates or statements not misleading, it being recognized by Investor that the projections and forecasts provided by Company in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected and forecasted results.
     7. Representations and Warranties by Investor. Investor represents and warrants to the Company as of the time of issuance of each Note as follows:
          7.1 Authorization; Investor’s Representation; Investor’s Acknowledgement. Investor is duly organized and validly existing under the Laws of the state or country of its jurisdiction of incorporation or formation. Such Investor has the full power and authority to enter into this Agreement and the other Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Ancillary Agreements and the consummation by the Investors of the transactions contemplated hereby and thereby have been duly and authorized by all necessary action on the part of the Investors. This Agreement and the other Ancillary Agreements have been and will be, as the case may be, duly executed and delivered by the Investor and constitute legal, valid and binding obligations of the Investor, enforceable in accordance with their respective terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effects of general equitable principles. Investor is an Accredited Investor and is acquiring the Note for such Investor’s own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Investor has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in such the Note, and has no need for liquidity in such investment. Investor, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Note, and Investor, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Note. Investor understands that the Note has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act. Investor covenants that in no event will it dispose of the Note other than in compliance with the applicable securities regulation laws of any state, and other than (i) in conjunction with an effective registration statement for the Note under the Securities Act or pursuant to an exemption therefrom; (ii) in compliance with Rule 144 promulgated under the Securities Act; or (iii) to an entity affiliated with Investor. Investor has had the opportunity, directly or through its representatives, to ask questions of and receive answers from Persons acting on behalf of the Company concerning the transactions contemplated by this Agreement.

     8. Covenants of the Company.
     For purposes of this Section 8, the “Company” shall refer to the Company and each of its subsidiaries. The Company covenants and agrees with Investor that until all principal and accrued interest has been paid in full under the Notes:
          8.1 Financial Covenants.
               8.1.1 Funded Debt to Adjusted EBITDA. Measured as of the end of each calendar quarter, Company shall maintain a ratio of Funded Debt minus Excess Cash to Adjusted EBITDA of not more than 4.0 to 1.0.
               8.1.2 Funded Debt to Recurring Revenue. Measured as of the end of each calendar quarter, Company shall maintain a ratio of Funded Debt minus Excess Cash to Recurring Revenue of not more than .75 to 1.0.
          8.2 Financial Statements, Reports and Certificates. Company shall deliver to Investor all such financial statements, reports and certificates as required as of the date hereof under that certain Loan and Security Agreement dated May 28, 2004, as amended, by and between Company and Senior Lender or under any other loan documents evidencing the Senior Debt.
               8.2.1 Notice of Default. Promptly upon (and in any event within five (5) Business Days after) any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Company obtaining knowledge of any condition or event which constitutes a default under this Agreement or under any Ancillary Agreement, deliver to Investor an officer’s certificate specifying (i) the nature and period of existence of any such default, (ii) the notice given or action taken by any Person in connection therewith, and (iii) what action the Company has taken, is taking and proposes to take with respect thereto;
               8.2.2 Lawsuits. Prompt (and in any event within five (5) Business Days after becoming aware) written notice of the institution of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any property of the Company not previously disclosed to Investor, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company to liability in an amount aggregating $1,500,000 or more.
               8.2.3 Deliveries to the Senior Lender. Simultaneous with delivery to the Senior Lender, all financial or other information and notices (including, without limitation, covenant compliance reports delivered pursuant to the Senior Debt) delivered to the Senior Lender pursuant to the Senior Debt that has not been previously delivered to Investor.
               8.2.4 Default under Senior Credit Agreement. Prompt notice of any default of the Senior Debt. Promptly upon receipt thereof, a copy of any notice of default delivered pursuant to the Senior Debt.

               8.2.5 Reports to Senior Lender. The Company shall furnish to Investor copies of the all financial statements, records, reports and other documents from time to time provided by the Company to the Senior Lender.
               8.2.6 Other Information. Upon the reasonable request of Investor, the Company will deliver to Investor other information and data, not proprietary in nature (in the good-faith judgment of the Company), pertaining to its business, financial and corporate affairs to the extent that such delivery will not violate any then applicable laws and any agreements of the Company with third persons. The Company with no less than forty-eight (48) hours prior written notice will permit any person designated by Investor in writing, during Company business hours at the expense of Investor, to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances, and accounts with the Company’s officers, all at reasonable times and as often as a Investor may reasonably request, and all in a manner consistent with the reasonable security and confidentiality needs of the Company, provided that the Company shall be under no such obligation (i) with respect to information deemed in good faith by the Company to be proprietary or (ii) if the Company’s Board of Directors, with the advice of counsel if so chosen, reasonably believes that the proposed visit, inspection or discussion would violate applicable laws or any contract with third persons.
     All information furnished under this Sections 8.2 shall be kept confidential as required under Section 9.8 of this Agreement.
          8.3 Liability Insurance. The Company will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance underwritten by a U.S. insurance company insuring its properties and business against losses and risks, and in those amounts that are deemed to be reasonably appropriate by the Company’s Board of Directors. The foregoing policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the replacement of any of its tangible properties that might be damaged or destroyed by the risks or perils normally covered by those policies.
          8.4 Taxes and Assessments. The Company will pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against the Company, or any of its properties, and all other material liabilities at any time existing, except to the extent and so long as (i) the same are being contested in good faith and by appropriate proceedings in a manner that will not cause any material adverse effect upon the financial condition of the Company, or the loss of any right of redemption from any sale thereunder and (ii) the Company shall have set aside on its books adequate reserves with respect thereto.
          8.5 Maintenance of Corporate Existence. The Company will preserve, renew and keep in full force and effect, its corporate existence, qualification in requisite jurisdictions and rights and privileges necessary or desirable in the normal conduct of its business.
          8.6 Governmental Consents. The Company will obtain all consents, approvals, licenses and permits required by federal, state, local and foreign law to carry on its business.

          8.7 Further Assurances. The Company will cure promptly any defects in the creation and issuance of the Notes, and in the execution and delivery of this Agreement. The Company, at its expense, will promptly execute and deliver to Investor upon written request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be reasonably necessary or appropriate in connection therewith.
          8.8 Negative Covenants. The Company agrees that so long as any Note is outstanding, the Company shall not directly or indirectly take any of the actions set out in this Section 8.8 nor permit any of the conditions set out herein to occur without Investor’s prior written consent:
               8.8.1 Merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation or other entity or entities, other than in the context of the consummation of the OpsTechnology Acquisition;
               8.8.2 Reorganize, dissolve or liquidate the Company, or adopt any plan of reorganization, dissolution or liquidation of the Company;
               8.8.3 Incur, create, assume, reclassify or guarantee any indebtedness which ranks senior or pari passu in right of payment to the Notes, other than the Senior Debt, Permitted Liens, or any liability incurred by Company in connection with any acquisition by Company of other entities;
               8.8.4 Amend the Company’s Certificate of Incorporation, Bylaws or any other governing document other than in connection with a Qualified Public Offering;
               8.8.5 Effect any material change in the nature of the business of the Company, or apply the assets of the Company other than for the conduct of the business of the Company, as such business is conducted and proposed to be conducted, other than in the context of the consummation of the StarFire Spinoff;
               8.8.6 Sell, lease, transfer or otherwise dispose of any of its assets outside the ordinary course of business, or sell, lease, transfer or otherwise dispose of any of its intellectual property other than in the ordinary course of business, other than in the context of the consummation of the StarFire Spin-off;
               8.8.7 Make any loan, extension of credit or capital contribution to, or purchase any equity, bonds, notes, debentures or other securities of, or any other investment in, any other entity, other than in the context of the consummation of the StarFire Spin-off;
               8.8.8 Other than for subsidiaries owned as of each Closing, and other than in context of the consummation of the OpsTechnology Acquisition, acquire, own or create any subsidiary of the Company or take any action through a subsidiary that is prohibited under this Section 8.8;

               8.8.9 Other than in the context of the consummation of the StarFire Spin-off; declare or pay any distributions payable in cash or other property or make or authorize any other distribution, directly or indirectly, on any class of the Company’s equity or redeem or purchase any of the securities of the Company, other than the Notes;
               8.8.10 Redeem any shares or other equity of the Company; or
               8.8.11 File for bankruptcy, reorganization, insolvency or other similar proceedings, or enter into any assignment for the benefit of creditors or similar transaction.
          8.9 Waiver. Any violation of an affirmative or negative covenant of the Company may be waived prospectively or retrospectively in a given instance with the written consent of Investor, but such waiver shall operate only with respect to the particular violation specified in the waiver. Each Investor hereby disclaims any intent or purpose to control the Company or to manage its affairs for the benefit of Investor or otherwise.
     9. Miscellaneous.
          9.1 Indemnification. Company will indemnify, defend and hold harmless Investor and Investor’s members, managers, agents, employees, representatives and affiliates from and against any and all losses, claims (including, without limitation, claims by other persons), damages, deficiencies, liabilities, demands, suits, causes of action, settlements, judgments, assessments, costs of investigation and other expenses (including, without limitation, the costs of preparation, attorneys’ fees and expenses, interest and penalties) (“Losses”) based on or arising out of or otherwise in respect of (i) any breach or alleged breach or failure or non-fulfillment of any representation, warranty, covenant, undertaking or agreement of Company set forth in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.
          9.2 Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified upon the prior written consent of both the Company and Investor.
          9.3 Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.
          9.4 Entire Agreement. This Agreement together with the exhibits attached hereto constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
          9.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be hand delivered or sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (i) if to Investor, at the address furnished by Investor to the Company in writing, or (ii) if to the Company, at the address first shown above, or at such other address as the Company shall have furnished to Investor in writing.

          9.6 Validity. If any provision of this Agreement or any Ancillary Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
          9.8 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party or otherwise required by law, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder. The provisions of this Section 9.8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. This Section 9.8 does not apply to information that is entirely in the public domain, previously known to the recipient of the information (as evidenced by written, dated business records of such recipient), received lawfully from a third party, or independently developed without access to the Information.
          9.9 Assignment. Notwithstanding anything to the contrary, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of Investor. The Company acknowledges that Investor may without restriction, upon notice to the Company, assign its rights and obligations under this Agreement, the Notes, the Security Agreement and any related documents and agreements, including the right to receive payment hereunder.
          9.10 JURY TRIAL WAIVER. INVESTOR AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, INVESTOR AND THE COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.
          9.11 Consequential Damages
     The Company will not be liable for any indirect, special, incidental or consequential damages of any kind (including lost profits or interruption of business) regardless of the form of action, whether in contract, tort (including negligence, strict liability, breach of contract or otherwise) except for actions upon fraud or willful misconduct, even if Investor has been advised of the possibility of such damages; provided however, nothing in this section shall limit Company’s liabilities for Obligations under the Notes.
End of Agreement — signatures appear on next page

Signature page to
Note Purchase Agreement
between RealPage, Inc. and HV Capital Investors, L.L.C.
dated August 1, 2008
     IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY

RealPage, Inc., a Delaware corporation

By:	/s/ Timothy J. Barker

Timothy J. Barker
Its: Executive Vice President, Chief
Financial Officer and Treasurer

INVESTOR

HV Capital Investors. L.L.C., a Michigan
limited liability company

By: GWH Management, LLC
Its: Manager

	By:	/s/ Glennon W. Healey
Glermon W. Healey
Its: Manager